WEXFORD MANAGEMENT LLC
                             411 West Putnam Avenue
                               Greenwich, CT 06830
                                 (203) 862-7000

                                                           Direct Dial: 862-7012
                                                            Direct Fax: 862-7312
                                                      E-Mail: aamron@wexford.com



                                       October 27, 1998

James J. Bender
Vice President & General Counsel
NRG Energy, Inc.
1221 Nicollet Mall
Suite 700
Minneapolis, MN  55403-2445

         Re:      Cogeneration Corporation of America

Dear Jim:

We are writing to set forth the terms of the agreement between Wexford Management LLC ("Wexford") and NRG Energy, Inc. ("NRG") with respect to certain matters concerning Cogeneration Corporation of America ("CCA").

         1. Wexford is the investment advisor to certain investment funds that hold approximately 443,976 shares of stock of CCA (the "Wexford Shares"). Wexford has a nominee serving as a member of the board of directors of CCA.

         2. NRG holds approximately 3,106,612 shares of stock of CCA. NRG has four nominees (the "NRG Directors") serving as members of the board of directors of CCA. NRG and/or the NRG Directors are participants in a proxy solicitation relating to CCA (the "Proxy Solicitation").

         3. Wexford has agreed to provide NRG with proxies and consents with respect to the Wexford Shares solely for purposes of voting in connection with the Proxy Solicitation. The parties agree that Wexford's grant of such proxies and consents shall be irrevocable, subject to the limitations set forth herein on the use of such proxies and consents, until November 30, 1998. The parties further agree that NRG's ability to utilize the proxies and consents shall terminate and NRG shall have no right to vote the Wexford Shares in connection with the Proxy Solicitation (a) after the


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
James J. Bender
October 27, 1998
Page 2



conclusion of the CCA shareholders' meeting scheduled for November 12, 1998 or any postponement or adjournment thereof, but in no event after November 30, 1998 or (b) on such earlier date that NRG or the NRG Directors agrees (i) to a severance or other arrangement with Robert Sherman that provides him with compensation or other consideration in excess of the amounts set forth in his employment agreement dated March 28, 1997, or (ii) to the payment by CCA in excess of an aggregate amount of $250,000 of the costs and expenses of the law firms, a public relations firm and printer retained by Robert Sherman and/or CCA in respect of the Proxy Solicitation. Concurrently herewith Wexford is delivering executed proxy cards and consents with respect to the Proxy Solicitation, the use of which shall be subject to the terms and conditions set forth above.

         4. NRG agrees to use its best efforts not to oppose any nominee of Wexford as a member of the board of directors of CCA, subject to NRG's obligations under the Co-Investment Agreement and CCA's charter documents and bylaws.

         5. NRG agrees to indemnity and hold harmless Wexford and its affiliates and each of their officers, directors, members, employees, agents and affiliates from any cost, expense or liability of any kind (including inside and outside attorney's fees) arising out of or relating in any manner to the granting of the proxies and consents provided for herein or the direction by Wexford to its nominee on the CCA board of directors to resign such position, other than such costs, expenses or liabilities arising out of or relating to any action or claim brought by or on behalf of Wexford's current nominee on the CCA board of directors.

If this agreement accurately reflects our understanding, please execute and return a copy of this letter to the undersigned.

                                                              Sincerely,


                                                              /s/Arthur H. Amron
                                                              ------------------
                                                              Arthur H. Amron
                                                              General Counsel

ACCEPTED & AGREED
this ___ day of October, 1998

NRG ENERGY, INC.


By:      ______________________________
         Name:
         Title:

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